Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161076
PROSPECTUS SUPPLEMENT NO. 3
TO THE PROSPECTUS DATED SEPTEMBER 14, 2009
Resolute Energy Corporation

     This Prospectus Supplement No. 3 updates, amends and supplements our Prospectus dated September 14, 2009, as previously supplemented by Prospectus Supplement No. 1 dated September 22, 2009 and Prospectus Supplement No. 2 dated November 23, 2009.
     We have attached to this Prospectus Supplement No. 3 the Current Reports on Form 8-K of Resolute Energy Corporation filed with the Securities and Exchange Commission on March 5, 2010 and December 22, 2009. The attached information updates, amends and supplements our Prospectus dated September 14, 2009, as previously supplemented.
     This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus, as previously supplemented. To the extent information in this Prospectus Supplement No. 3 differs from, updates or conflicts with information contained in the Prospectus, as previously supplemented, the information in this Prospectus Supplement No. 3 is the more current information.
     Investing in our common stock involves a high degree of risk. You should review carefully the “Risk Factors” beginning on page 46 of the Prospectus dated September 14, 2009 and on page 50 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 for a discussion of certain risks that you should consider.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 12, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2010
RESOLUTE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34464 (Commission File Number)	27-0659371 (I.R.S. Employer Identification Number)

1675 Broadway, Suite 1950 Denver, CO	80202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 303-534-4600
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     On March 4, 2010, Resolute Energy Corporation (the “Company” or “Resolute”) and GeoResources, Inc. (“GeoResources”) announced a joint project to develop acreage in the Bakken Shale Trend of North Dakota. Resolute has entered into agreements with GeoResources to acquire a 45% interest in the approximately 61,000 gross and 42,000 net leasehold acres in Williams County, North Dakota owned by GeoResources. GeoResources will retain a 45% interest and operations. It is expected that a third industry partner will participate in the remaining 10%. The parties presently plan to drill at least three horizontal wells in the Middle Bakken formation prior to year end, as well as seek to acquire additional acreage in the area. The primary objective for the joint venture is the Middle Bakken formation, and secondary objectives include the Three Forks, Madison and the Red River formations.
Forward-Looking Statements
     This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this report include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this report. Actual results may differ materially from those contained in the forward-looking statements in this report. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this report. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. All forward-looking statements are qualified in their entirety by this cautionary statement. Readers are encouraged to read all the SEC reports of the Company, including Annual and Quarterly Reports and any and all other documents filed with the SEC containing information about Resolute, which are incorporated herein by reference. Interested persons are able to obtain free copies of filings containing information about Resolute, without charge, at the SEC’s internet site (http://www.sec.gov).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: March 4, 2010

RESOLUTE ENERGY CORPORATION
By:	/s/ James M. Piccone
James M. Piccone
President

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2009
RESOLUTE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1675 Broadway, Suite 1950 Denver, CO (Address of principal executive offices)	80202 (Zip Code)
Registrant’s telephone number, including area code: 303-534-4600
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.
     As previously reported, Resolute Energy Corporation (the “Company”) is the successor, by merger (the “Acquisition”), to Hicks Acquisition Company I, Inc. (“HACI”). The Acquisition was consummated on September 25, 2009. KPMG served as HACI’s independent registered public accounting firm prior to the Acquisition. As described in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009, for accounting purposes, the Company is the successor to HACI. Deloitte & Touche LLP (“Deloitte & Touche”) had been the auditor of the Company’s predecessor, Resolute Natural Resources Company, LLC and related companies (“Predecessor Resolute”) and was retained in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2009. The Company has elected to retain KPMG and to terminate the relationship between the Company and Deloitte & Touche. On December 16, 2009, the Company began the process of retaining KPMG LLP (“KPMG”) to serve as its independent registered public accounting firm for the fiscal year ended December 31, 2009 and dismissed Deloitte & Touche.
     KPMG accepted its appointment as the Company’s independent registered public accountants on December 21, 2009. The decision to retain KPMG was made by the Company’s Audit Committee.
     The reports of Deloitte & Touche on the balance sheet of the Company as of August 3, 2009, and the financial statements of the Company’s predecessor, Resolute Natural Resources Company, LLC, and related companies (“Predecessor Resolute”) as of and for the fiscal years ended December 31, 2008 and 2007 contained no adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles; except that the report on Predecessor Resolute for the fiscal year ended December 31, 2008 did contain a going concern uncertainty paragraph. Deloitte & Touche also was retained in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2009. The decision to dismiss Deloitte & Touche was made by the Company’s Audit Committee.
     During the fiscal years ended December 31, 2008 and 2007, and during the subsequent interim period that began on January 1, 2009 and ended on December 16, 2009, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if they had occurred and not been resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to such disagreements in their reports on the financial statements for such years; and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.
     The Company has provided Deloitte & Touche with a copy of the foregoing disclosures. Deloitte & Touche has furnished the Company with a letter addressed to the SEC stating whether or not Deloitte & Touche agrees with the above statements. A copy of that letter is attached hereto as Exhibit 16.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit 16.1	Letter from Deloitte & Touche to the Securities and Exchange Commission dated December 22, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: December 22, 2009

RESOLUTE ENERGY CORPORATION
By:	/s/ James M. Piccone
James M. Piccone
President

EXHIBIT INDEX

Exhibit No.	Description
16.1	Letter from Deloitte & Touche to the Securities and Exchange Commission dated December 22, 2009.

Exhibit 16.1
December 22, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4 of Resolute Energy Corporation’s Form 8-K dated December 22, 2009, and have the following comments:
1)	We agree with the statements made in the first, third, fourth and fifth paragraphs.

2)	We have no basis on which to agree or disagree with the statements made in the second paragraph.
Yours truly,
/s/ Deloitte & Touche LLP